Exhibit 99.5

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2018, 2017, and 2016

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Hess Infrastructure Partners LP

We have audited the accompanying consolidated financial statements of Hess Infrastructure Partners LP (the “Partnership”), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in partners’ capital and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hess Infrastructure Partners LP at December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP Houston, TX October 4, 2019

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED BALANCE SHEETS

	December 31, 2018 (1)	December 31, 2017 (1)
(in millions)
Assets
Cash and cash equivalents	$109.3	$355.7
Accounts receivable—affiliate:
From contracts with customers	67.3	61.4
Other receivables	0.5	0.1
Other current assets	3.3	6.0
Total current assets	180.4	423.2
Equity Investments	67.3	-
Property, plant and equipment, net	2,735.3	2,588.6
Long-term receivable—affiliate	1.3	1.5
Other noncurrent assets	6.9	9.1
Total assets	$2,991.2	$3,022.4
Liabilities
Accounts payable—trade	$18.6	$14.6
Accounts payable—affiliate	15.8	22.2
Accrued liabilities	85.6	40.3
Current maturities of long-term debt	11.3	2.5
Other current liabilities	6.8	7.0
Total current liabilities	138.1	86.6
Long-term debt	969.8	977.9
Other noncurrent liabilities	7.2	5.6
Total liabilities	1,115.1	1,070.1
Partners' capital—Hess Corporation	655.5	687.1
Partners' capital—GIP	648.8	689.6
Noncontrolling interest	502.1	506.0
Accumulated other comprehensive income	1.2	1.6
Net parent investment	68.5	68.0
Total partners' capital	1,876.1	1,952.3
Total liabilities and partners' capital	$2,991.2	$3,022.4

(1) The financial information presented has been retrospectively adjusted for acquisitions of businesses under common control. See Note 1.

See accompanying notes to consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018 (1)	2017 (1)	2016 (1)
(in millions)
Revenues and other income
Affiliate services	$712.0	$579.5	$510.0
Other income	0.7	-	-
Total revenues and other income	712.7	579.5	510.0
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	193.5	186.0	219.8
Depreciation expense	126.9	116.5	105.8
Impairment loss	-	-	66.7
General and administrative expenses	14.1	13.9	17.4
Total costs and expenses	334.5	316.4	409.7
Income from operations	378.2	263.1	100.3
Interest expense, net	53.3	25.8	18.7
Gain on sale of property, plant and equipment	0.6	4.7	-
Net income	325.5	242.0	81.6
Less: Net income (loss) attributable to net parent investment	6.6	(17.8)	(40.3)
Less: Net income attributable to noncontrolling interest	69.3	40.4	-
Net income attributable to Hess Infrastructure Partners LP	$249.6	$219.4	$121.9

(1) The financial information presented has been retrospectively adjusted for acquisitions of businesses under common control. See Note 1.

See accompanying notes to consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2018 (1)	2017 (1)	2016 (1)
(in millions)
Net income	$325.5	$242.0	$81.6
Other comprehensive income
Changes in fair value of cash flow hedges	-	3.3	-
Effect of hedge (gains) losses reclassified to income	(0.4)	(1.7)	-
Total other comprehensive income	(0.4)	1.6	-

Comprehensive income	325.1	243.6	81.6
Less: Comprehensive income (loss) attributable to net parent investment	6.6	(17.8)	(40.3)
Less: Comprehensive income attributable to noncontrolling interest	69.3	40.4	-
Comprehensive income attributable to Hess Infrastructure Partners LP	$249.2	$221.0	$121.9

(1) The financial information presented has been retrospectively adjusted for acquisitions of businesses under common control. See Note 1.

See accompanying notes to consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

				Accumulated
			Non-	Other	Net
	Hess		Controlling	Comprehensive	Parent
	Corporation	GIP	Interest	Income	Investment (1)	Total (1)
(in millions)
Balance, December 31, 2015	$787.7	$787.7	$-	$-	60.9	$1,636.3
Net income (loss)	67.6	54.3	-	-	(40.3)	81.6
Contributions from partners	50.3	50.4	-	-	-	100.7
Distributions to partners	(26.1)	(22.9)	-	-	-	(49.0)
Other contributions (distributions)	-	-	-	-	40.3	40.3
Balance, December 31, 2016	$879.5	$869.5	$-	$-	$60.9	$1,809.9
Contribution of net assets to Hess Midstream Partners LP	(245.9)	(245.9)	491.8	-	-	-
Proceeds from issuance of Hess Midstream Partners LP units	-	-	365.5	-	-	365.5
Distributions of proceeds from Hess Midstream Partners LP IPO	-	-	(349.5)	-	-	(349.5)
Hess Midstream Partners LP offering costs	-	-	(10.7)	-	-	(10.7)
Net income (loss)	105.5	113.9	40.4	-	(17.8)	242.0
Other comprehensive income (loss)	-	-	-	1.6	-	1.6
Unit-based compensation	-	-	0.2	-	-	0.2
Distributions to partners and noncontrolling interest	(52.1)	(47.9)	(31.7)	-	-	(131.7)
Other contributions (distributions)	0.1	-	-	-	24.9	25.0
Balance, December 31, 2017	$687.1	$689.6	$506.0	$1.6	$68.0	$1,952.3
Net income (loss)	128.4	121.2	69.3	-	6.6	325.5
Other comprehensive income (loss)	-	-	-	(0.4)	-	(0.4)
Unit-based compensation			0.9		-	0.9
Distributions to partners and noncontrolling interest	(160.0)	(162.0)	(74.1)	-	-	(396.1)
Other contributions (distributions)	-	-	-	-	(6.1)	(6.1)
Balance, December 31, 2018	$655.5	$648.8	$502.1	$1.2	$68.5	$1,876.1

(1) The financial information presented has been retrospectively adjusted for acquisitions of businesses under common control. See Note 1.

See accompanying notes to consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018 (1)	2017 (1)	2016 (1)
(in millions)
Cash flows from operating activities
Net income	$325.5	$242.0	$81.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	126.9	116.5	105.8
Impairment	-	-	66.7
(Gain) loss on sale of property, plant and equipment	(0.6)	(4.7)	-
(Gain) loss on interest rate swaps	(0.4)	(1.7)	-
Amortization of deferred financing costs	5.0	3.8	3.4
Unit-based compensation	0.9	0.2	-
Changes in assets and liabilities:
Accounts receivable—affiliate	(6.3)	(16.9)	3.4
Other current and noncurrent assets	1.9	1.2	1.7
Accounts payable—trade	4.0	(16.7)	(10.5)
Accounts payable—affiliate	(6.4)	7.5	(3.8)
Accrued liabilities	17.3	3.2	2.7
Other current and noncurrent liabilities	(0.9)	2.1	(3.5)
Net cash provided by (used in) operating activities	466.9	336.5	247.5
Cash flows from investing activities
Payments for equity investments	(67.3)	-	-
Proceeds from sale of property, plant and equipment	1.6	12.8	-
Additions to property, plant and equipment	(241.9)	(144.2)	(268.6)
Net cash provided by (used in) investing activities	(307.6)	(131.4)	(268.6)
Cash flows from financing activities
Proceeds from (repayments of) bank borrowings - revolver	-	(153.0)	43.0
Repayments of bank borrowings - term loan	(2.5)	(385.0)	(15.0)
Proceeds from issuance of fixed-rate senior notes	-	800.0	-
Financing costs	(1.0)	(22.9)	-
Proceeds from issuance of common units of Hess Midstream Partners LP, net of underwriters' discounts	-	365.5	-
Cash offering costs	-	(2.1)	-
Distributions to partners	(322.0)	(100.0)	(49.0)
Distributions to noncontrolling interest	(74.1)	(381.2)	-
Other contributions from (distributions to) partners	(6.1)	27.6	40.5
Net cash provided by (used in) financing activities	(405.7)	148.9	19.5
Net increase (decrease) in cash and cash equivalents	(246.4)	354.0	(1.6)
Cash and cash equivalents at beginning of period	355.7	1.7	3.3
Cash and cash equivalents at end of period	$109.3	$355.7	$1.7
Supplemental disclosures of non-cash investing and financing activities:
(Increase) decrease in accrued capital expenditures	(29.4)	25.9	(4.2)
Removal of historical capitalized offering costs	-	8.6	-
Contribution of property, plant and equipment	-	-	97.0
Other non-cash contributions from (distributions to) partners	-	-	3.5

(1) The financial information presented has been retrospectively adjusted for acquisitions of businesses under common control. See Note 1.

See accompanying notes to consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The financial information presented has been retrospectively adjusted for acquisitions of businesses under common control. See Note 1.

Note 1.  Description of Business

Description of Business. Hess Infrastructure Partners LP (“HIP LP” or the “Partnership”) is a 50/50 joint venture between Hess Corporation (“Hess”) and GIP II Blue Holding Partnership, LP (“GIP”) formed to own, operate, develop and acquire a diverse set of midstream assets to provide fee‑based services to Hess and third‑party customers.  The partnership was initially formed by Hess on May 21, 2015, as a Delaware limited partnership.

Initial Public Offering of Hess Midstream Partners LP. On April 10, 2017, the Partnership completed an initial public offering (“IPO”) of 16,997,000 common units, representing 30.5% limited partner interests in its subsidiary, Hess Midstream Partners LP (“Hess Midstream Partners”), for net proceeds of approximately $365.5 million, after deducting the underwriters’ discounts and structuring fees of $25.4 million. In connection with the IPO, HIP LP contributed a 20% controlling economic interest in each of Hess North Dakota Pipeline Operations LP (“Gathering Opco”), Hess TGP Operations LP (“HTGP Opco”) and Hess North Dakota Export Logistics Operations LP (“Logistics Opco”) and a 100% economic interest in Hess Mentor Storage Holdings LLC (“Mentor Holdings”), (collectively, the “Contributed Businesses”) to Hess Midstream Partners.  In exchange for the Contributed Businesses, Hess Infrastructure Partners received:

•	10,282,654 common units and 27,279,654 subordinated units, representing an aggregate 67.5% limited partner interest in the Partnership;
•	All of the Partnership’s incentive distribution rights;
•	A 2% general partner interest in the Partnership, and
•	An aggregate cash distribution of approximately $350.6 million.

Hess Infrastructure Partners subsequently distributed all of the common units, subordinated units and $349.5 million of cash proceeds to Hess and GIP.

LM4 Joint Venture. On January 25, 2018, the Partnership entered into a 50/50 joint venture with Targa Resources Corp. to construct a new 200 million standard cubic feet per day gas processing plant called Little Missouri 4 (“LM4”). The Partnership’s 50% interest in the joint venture is held through HTGP Opco, in which Hess Midstream Partners owns a 20% controlling economic interest and HIP LP owns the remaining 80% economic interest. Targa Resources Corp. is managing the construction of LM4 and will operate the plant when completed.  As of December 31, 2018, the plant was under construction and is estimated by the operator, Targa Resources Corp., to be completed in the third quarter of 2019.

On March 1, 2019, the Partnership acquired Hess’s existing Bakken water services business (“Hess Water Services”). The acquisition of Hess Water Services from Hess was accounted for as an acquisition of a business under common control. Accordingly, our consolidated financial statements prior to the acquisition date of March 1, 2019 were retrospectively recast to include the financial results of Hess Water Services. See Note 3, Acquisitions.

Our assets and operations are organized into the following three segments: (1) gathering, (2) processing and storage and (3) terminaling and export (see Note 14, Segments).

The terms “we,” “our” and “us” as used in the footnotes refer collectively to HIP LP unless the context suggests otherwise. These terms are used for convenience only and are not intended as a precise description of any separate legal entity within the Partnership.

Note 2.  Summary of Significant Accounting Policies and Basis of Presentation

Principles of Consolidation.  The consolidated financial statements include our accounts and those of our wholly‑owned subsidiaries on a consolidated basis. We consolidate the accounts of entities over which we have a controlling financial interest through our ownership of the general partner or the majority voting interests of the entity. All intercompany transactions and balances within the Partnership have been eliminated.

Use of Estimates.  We prepare our consolidated financial statements in conformity with the U.S. generally accepted accounting principles (“GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the years presented. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common Control Transactions. Assets and businesses acquired from Hess and its subsidiaries are accounted for as common control transactions whereby the net assets acquired are combined with net assets of the Partnership at Hess’s historical carrying value. If any recognized consideration transferred in such a transaction exceeds the carrying value of the net assets acquired, the excess is treated as a capital distribution to Hess, similar to a dividend. To the extent that such transactions require prior periods to be retrospectively adjusted, historical net equity amounts prior to the transaction date are reflected in “Net Parent Investment.” Cash consideration up to the carrying value of net assets acquired is presented as an investing activity in our consolidated statement of cash flows. Cash consideration in excess of the carrying value of net assets acquired is presented as a financing activity in our consolidated statement of cash flows.

Cash and Cash Equivalents.  Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have maturities of three months or less when acquired.

Accounts Receivable.  We record affiliate accounts receivable upon performance of services to affiliated companies. Generally, we receive payments from affiliated companies on a monthly basis, shortly after performance of services. There were no doubtful accounts written off, nor have we provided an allowance for doubtful accounts, as of December 31, 2018 and 2017.

Property, Plant and Equipment.  Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation subject to the results of impairment testing. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Indirect construction costs include general engineering, taxes and the cost of funds used during construction. Costs, including complete asset replacements and enhancements or upgrades that increase the original efficiency, productivity or capacity of property, plant and equipment, are also capitalized. The costs of repairs, minor replacements and maintenance projects, which do not increase the original efficiency, productivity or capacity of property, plant and equipment, are expensed as incurred.

Capitalization of Interest.  Interest charges from borrowings are capitalized on material projects using the weighted average cost of outstanding borrowings until the project is substantially complete and ready for its intended use. Capitalized interest is depreciated over the useful lives of the assets in the same manner as the depreciation of the underlying assets.

Impairment of Long‑Lived Assets.  We review long-lived assets for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ net book value. Undiscounted cash flows are based on identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If impairment occurs, a loss is recognized for the difference between the fair value and net book value. Such fair value is generally determined by discounting anticipated future net cash flows, an income valuation approach, or by a market‑based valuation approach, which are Level 3 fair value measurements. Factors that indicate potential impairment include a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset, and a significant change in the asset’s physical condition or use. See Note 7, Impairment.

Equity Investments. We account for our investment in LM4 under the equity method of accounting, as we do not control, but have a significant influence over, its operations. As of December 31, 2018, we contributed $67.3 million of cash for our gross interest in LM4. We do not have a basis difference between the amount at which the investment is carried and the amount of underlying equity in net assets of the investee.

Deferred Financing Costs.  We capitalize debt issuance costs and fees incurred related to the procurement of our fixed‑rate senior notes and other credit facilities. We amortize such costs as additional interest expense over the lives of our credit agreements using the straight‑line method, which approximates the effective interest method. Unamortized deferred financing costs related to our revolving credit facility are presented in Other noncurrent assets (2018—$6.9 million, 2017—$9.1 million) and unamortized deferred financing costs related to our fixed‑rate senior notes and our term loan are presented as a direct reduction to the Long‑term debt (2018—$16.5 million, 2017—$19.6 million) in the accompanying consolidated balance sheets.

Asset Retirement Obligations.  We record legal obligations to remove and dismantle long-lived assets. We recognize a liability for the fair value of legally required asset retirement obligations associated with long-lived assets in the period in which the retirement obligations are incurred if the liability can be reasonably estimated. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived assets. Accretion expense is included in Depreciation expense in the consolidated statement of operations. We have not incurred significant asset retirement obligations.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Parent Investment. In the accompanying consolidated balance sheets, Net parent investment represents Hess’s historical investment in Hess Water Services, the accumulated net earnings through the date when we obtained control of Hess Water Services, and the net effect of transactions between Hess and Hess Water Services. Retrospectively adjusted financial information from prior to the acquisition of Hess Water Services is included in Net parent investment.

Revenue Recognition—Contracts with Customers.  We earn substantially all of our revenues by charging fees for gathering, compressing and processing natural gas and fractionating NGLs; gathering, terminaling, loading and transporting crude oil and NGLs, gathering and disposing saltwater, and storing and terminaling propane. We do not own or take title to the volumes that we handle. Effective January 1, 2014, we entered into i) gas gathering, ii) crude oil gathering, iii) gas processing and fractionation, iv) storage services, and v) terminal and export services fee‑based commercial agreements with certain subsidiaries of Hess. In 2018 and partial year 2017, Hess Water Services had documented intercompany arrangements with certain subsidiaries of Hess pursuant to which it provided saltwater gathering and disposal services and charged agreed-upon fees per barrel for the services performed. Hess Water Services did not earn any revenues during the year ended December 31, 2016, since at that time, it was part of the integrated operations of Hess and documented intercompany arrangements did not exist that would have provided a fixed and determinable price and evidence of arrangement.

Our responsibilities to provide each of the above services for each year under each of the commercial agreements are considered separate, distinct performance obligations. We recognize revenues for each performance obligation under our commercial agreements over‑time as services are rendered using the output method, measured using the amount of volumes serviced during the period. The minimum volume commitments are subject to fluctuation based on nominations covering substantially all of Hess’s production and projected third-party volumes that will be purchased in the Bakken. As the minimum volume commitments are subject to fluctuation, and these commercial agreements contain fee inflation escalators and fee recalculation mechanisms, substantially all of the transaction price, as this term is defined in ASC 606, is variable at inception of each of the commercial agreements. As the variability is resolved prior to the recognition of revenue, we do not apply a constraint to the transaction price at the inception of the commercial agreements. We elected the practical expedient to recognize revenue in the amount to which we have a right to invoice as permitted under ASC 606. Due to this election and as the transaction price allocated to our unsatisfied performance obligations is entirely variable, we have elected the exemption provided by ASC 606 from the disclosure of revenue recognizable in future periods as our unsatisfied performance obligations are fulfilled. There are no significant financing components in any of our commercial agreements.

The minimum volumes that Hess provides to our assets under our commercial agreements include dedicated production covering substantially all of Hess’s existing and future owned or controlled production in the Bakken and projected third-party volumes owned or controlled by Hess through dedicated third-party contracts. If Hess delivers volumes less than the applicable minimum volume commitments under our commercial agreements during any quarter, Hess is obligated to pay us a shortfall fee equal to the volume deficiency multiplied by the related gathering, processing and/or terminaling fee, as applicable. Our responsibility to stand-ready to service a minimum volume over each quarterly commitment period represents a separate, distinct performance obligation. Currently, and for the remainder of the Initial Term of each commercial agreement as described in Note 5 below, volume deficiencies are measured quarterly and recognized as revenue in the same period, as any associated shortfall payments are not subject to future reduction or offset. During the Secondary Term of each commercial agreement as described in Note 5 below, Hess will be entitled to receive a credit, calculated in barrels or Mcf, as applicable, with respect to the amount of any shortfall fee paid by Hess, which will initially be reported in deferred revenue. Hess may apply such credit against the fees payable for any volumes delivered to us under the applicable agreement in excess of Hess’ nominated volumes up to four quarters after such credit is earned. Unused credits by Hess will be recognized as revenue when they expire after four quarters. However, Hess will not be entitled to receive any such credit with respect to crude oil terminaling services under our terminal and export services agreement

Our revenues also included pass‑through third‑party rail transportation costs, saltwater trucking and disposal costs, and electricity fees for which we recognize revenues in an amount equal to the costs.

Depreciation Expense.  We calculate depreciation using the straight-line method based on the estimated useful lives after considering salvage values of our assets. Depreciation lives range from 12 to 35 years. However, factors such as maintenance levels, economic conditions impacting the demand for these assets, and regulatory or environmental requirements could cause us to change our estimates, thus impacting the future calculation of depreciation.

Unit‑Based Compensation.  Unit‑based compensation issued to the officers, directors and employees is recorded at grant‑date fair value. Expense is recognized on a straight‑line basis over the vesting period of the award and is included in General and administrative expenses in the accompanying consolidated statements of operations. Forfeitures are recognized as they occur.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes.  We are not a separate taxable entity for U.S. Federal and state income tax purposes; therefore, we do not provide for income tax benefit or expense.  Each partner is subject to income taxes on its share of the partnership’s earnings.

On March 1, 2019, we acquired Hess Water Services (see Note 3, Acquisitions). For the periods prior to March 1, 2019, Hess Water Services was included in the consolidated income tax returns of Hess. The provision for Hess Water Services’ income taxes and income tax assets and liabilities were determined as if it was a standalone taxpayer for all periods presented and is included in our retrospectively recast financial statements. Deferred income taxes are determined using the liability method and reflect temporary differences between the financial statement carrying amount and income tax basis of assets and liabilities recorded using the statutory income tax rate. Regular assessments are made of the likelihood of those deferred tax assets being realized. If it is more likely than not that some or all of the deferred tax assets will not be realized, a valuation allowance is recorded to reduce the deferred tax assets to the amount expected to be realized. For the periods following March 1, 2019, Hess Water Services is not taxable itself and is not part of a separate taxable entity; therefore, no income tax provision is recognized.

Environmental and Legal Contingencies.  We accrue and expense environmental costs on an undiscounted basis to remediate existing conditions related to past operations when the future costs are probable and reasonably estimable.

In the ordinary course of business, the Partnership is from time to time party to various judicial and administrative proceedings. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of a known contingency, we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued.

Fair Value Measurements.  We measure assets and liabilities requiring fair value presentation using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability) and disclose such amounts according to the level of valuation inputs under the following hierarchy:

Level 1: Quoted prices in an active market for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are directly or indirectly observable.

Level 3: Unobservable inputs that are significant to the fair value of assets or liabilities.

The classification of an asset or liability within the fair value measurement hierarchy is based on the lowest level of input significant to its fair value.

There were no nonrecurring fair value measurements during the years ended December 31, 2018 and 2017. We had short‑term financial instruments, primarily cash and cash equivalents, accounts receivable and accounts payable, for which the carrying value approximated their fair value as of December 31, 2018 and 2017.

We had nonrecurring fair value measurements related to impairment of our older specification rail cars during the year ended December 31, 2016. See Note 7, Impairment.

Derivatives.  We may utilize derivative instruments for financial risk management activities. In these activities, we may use futures, forwards, options and swaps, individually or in combination, to mitigate our exposure to fluctuations in interest rates.

All derivative instruments are recorded at fair value in our consolidated balance sheet. Our policy for recognizing the changes in fair value of derivatives varies based on the designation of the derivative. The changes in fair value of derivatives that are not designated as hedges are recognized in earnings. Derivatives may be designated as hedges of expected future cash flows or forecasted transactions (cash flow hedges). The effective portion of changes in fair value of derivatives that are designated as cash flow hedges is recorded as a component of other comprehensive income (loss) while the ineffective portion of the changes in fair value is recorded in earnings. Amounts included in Accumulated other comprehensive income (loss) for cash flow hedges are reclassified into earnings in the same period that the hedged item is recognized in earnings.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) 2014-09, Revenue from Contracts with Customers, as a new Accounting Standards Codification (ASC) Topic, ASC 606. We adopted ASC 606 as of January 1, 2018 using the modified retrospective method that requires application of the new standard prospectively from the date of adoption. The adoption of ASC 606 did not have a material impact on the timing or amount of revenue recognition for our uncompleted contracts at January 1, 2018 based on the requirements of the standard and, as a result, no cumulative effect adjustment was required to be recorded to our partners’ capital balance as of January 1, 2018. Accounts receivable from contracts with customers are presented separately in the consolidated balance sheet with the prior year balance recast to conform to the current period presentation.

In February 2016, the FASB issued ASU 2016 02, Leases, as a new ASC Topic, ASC 842. The new standard supersedes ASC 840 and will require the recognition of right-of-use assets and lease liabilities for all leases with lease terms greater than one year, including leases currently treated as operating leases under ASC 840. ASC 842 is effective for us beginning in the first quarter of 2019, with early adoption permitted. We have elected to adopt ASC 842 on January 1, 2019 using the modified retrospective method which allows application of the new standard prospectively from the date of adoption with a cumulative effect adjustment, if any, recorded to partners’ capital at the date of adoption. Accordingly, comparative financial statements for periods prior to the adoption date of ASC 842 will not be affected. In addition, we have elected to apply the ‘package’ of practical expedients allowing us to avoid reassessing whether existing contracts are (or contain) leases, whether the lease classification for existing leases would differ under ASC 842, and whether initial direct costs incurred for existing leases are capitalizable under ASC 842. Finally, we have elected to apply the practical expedient allowing us to avoid reassessing land easements that were not previously accounted for as leases under ASC 840. We have not elected the ‘hindsight’ practical expedient when determining lease term. We have completed our implementation plan to adopt ASC 842, but we continue to monitor standard setting activity and our internal controls to comply with the accounting and disclosure requirements.  Implementation of the new standard on January 1, 2019 is not expected to have a material impact on our consolidated financial statements.

Note 3.  Acquisitions

Hess Water Services Acquisition

On March 1, 2018, the Partnership acquired 100% of the membership interest in Hess Water Services Holdings LLC that owns Hess’s existing Bakken water services business for $225.0 million in cash. The Partnership funded the purchase price through a combination of cash on hand and borrowings under its revolving credit facility. In connection with the Hess Water Services acquisition, we acquired the following:

(in millions)
Property, plant and equipment, net	$70.8
Working capital	$(1.2)
Asset retirement obligations	$(0.7)
Net assets acquired	$68.9

The transaction was accounted for as an acquisition of a business between entities under common control, and therefore, the related acquired assets and liabilities were transferred at Hess’s historical carrying value.

Hess Water Services is included in our gathering segment (see Note 14, Segments).

Retrospective Adjusted Information Tables

The following tables present our financial position, results of operations and cash flows giving effect to the acquisition of Hess Water Services. The results of Hess Water Services prior to the effective date of the acquisition are included in “Hess Water Services” and the consolidated results are included in “Consolidated Results” within the tables below. Hess Water Services did not have any items of other comprehensive income during the periods presented.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets

	December 31, 2018
	Hess Infrastructure Partners LP (1)	Hess Water Services (2)	Consolidated Results
(in millions)
Assets
Cash and cash equivalents	$109.3	$-	$109.3
Accounts receivable—affiliate:
From contracts with customers	62.2	5.1	67.3
Other receivables	0.5	-	0.5
Other current assets	3.3	-	3.3
Total current assets	175.3	5.1	180.4
Equity Investments	67.3	-	67.3
Property, plant and equipment, net	2,664.1	71.2	2,735.3
Long-term receivable—affiliate	1.3	-	1.3
Other noncurrent assets	6.9	-	6.9
Total assets	$2,914.9	$76.3	$2,991.2
Liabilities
Accounts payable—trade	$15.3	$3.3	$18.6
Accounts payable—affiliate	15.8	-	15.8
Accrued liabilities	81.8	3.8	85.6
Current maturities of long-term debt	11.3	-	11.3
Other current liabilities	6.8	-	6.8
Total current liabilities	131.0	7.1	138.1
Long-term debt	969.8	-	969.8
Other noncurrent liabilities	6.5	0.7	7.2
Total liabilities	1,107.3	7.8	1,115.1
Partners' capital—Hess Corporation	655.5	-	655.5
Partners' capital—GIP	648.8	-	648.8
Noncontrolling interest	502.1	-	502.1
Accumulated other comprehensive income	1.2	-	1.2
Net parent investment	-	68.5	68.5
Total partners' capital	1,807.6	68.5	1,876.1
Total liabilities and partners' capital	$2,914.9	$76.3	$2,991.2

(1) As previously reported.

(2) The financial position of Hess Water Services as of December 31, 2018.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2017
	Hess Infrastructure Partners LP (1)	Hess Water Services (2)	Consolidated Results
(in millions)
Assets
Cash and cash equivalents	$355.7	$-	$355.7
Accounts receivable—affiliate:
From contracts with customers	58.5	2.9	61.4
Other receivables	0.1	-	0.1
Other current assets	6.0	-	6.0
Total current assets	420.3	2.9	423.2
Equity Investments		-	-
Property, plant and equipment, net	2,520.5	68.1	2,588.6
Long-term receivable—affiliate	1.5	-	1.5
Other noncurrent assets	9.1	-	9.1
Total assets	$2,951.4	$71.0	$3,022.4
Liabilities
Accounts payable—trade	$12.6	$2.0	$14.6
Accounts payable—affiliate	22.2	-	22.2
Accrued liabilities	39.5	0.8	40.3
Current maturities of long-term debt	2.5	-	2.5
Other current liabilities	7.0	-	7.0
Total current liabilities	83.8	2.8	86.6
Long-term debt	977.9	-	977.9
Other noncurrent liabilities	5.4	0.2	5.6
Total liabilities	1,067.1	3.0	1,070.1
Partners' capital—Hess Corporation	687.1	-	687.1
Partners' capital—GIP	689.6	-	689.6
Noncontrolling interest	506.0	-	506.0
Accumulated other comprehensive income	1.6	-	1.6
Net parent investment	-	68.0	68.0
Total partners' capital	1,884.3	68.0	1,952.3
Total liabilities and partners' capital	$2,951.4	$71.0	$3,022.4

(1) As previously reported.

(2) The financial position of Hess Water Services as of December 31, 2017.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Operations

	Year Ended December 31, 2018
	Hess Infrastructure Partners LP (1)	Hess Water Services (2)	Consolidated Results
(in millions)
Revenues and other income
Affiliate services	$661.7	$50.3	$712.0
Other income	0.7	-	0.7
Total revenues and other income	662.4	50.3	712.7
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	154.3	39.2	193.5
Depreciation expense	123.0	3.9	126.9
General and administrative expenses	13.5	0.6	14.1
Total costs and expenses	290.8	43.7	334.5
Income from operations	371.6	6.6	378.2
Interest expense, net	53.3	-	53.3
Gain on sale of property, plant and equipment	0.6	-	0.6
Net income	318.9	6.6	325.5
Less: Net income (loss) attributable to net parent investment	-	6.6	6.6
Less: Net income attributable to noncontrolling interest	69.3	-	69.3
Net income attributable to Hess Infrastructure Partners LP	$249.6	$-	$249.6

(1) As previously reported.

(2) Results of Hess Water Services from January 1, 2018 through December 31, 2018.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2017
	Hess Infrastructure Partners LP (1)	Hess Water Services (2)	Consolidated Results
(in millions)
Revenues and other income
Affiliate services	$565.6	$13.9	$579.5
Other income	-	-	-
Total revenues and other income	565.6	13.9	579.5
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	158.4	27.6	186.0
Depreciation expense	113.1	3.4	116.5
General and administrative expenses	13.2	0.7	13.9
Total costs and expenses	284.7	31.7	316.4
Income from operations	280.9	(17.8)	263.1
Interest expense, net	25.8	-	25.8
Gain on sale of property, plant and equipment	4.7	-	4.7
Net income	259.8	(17.8)	242.0
Less: Net income (loss) attributable to net parent investment	-	(17.8)	(17.8)
Less: Net income attributable to noncontrolling interest	40.4	-	40.4
Net income attributable to Hess Infrastructure Partners LP	$219.4	$-	$219.4

(1) As previously reported.

(2) Results of Hess Water Services from January 1, 2017 through December 31, 2017.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2016
	Hess Infrastructure Partners LP (1)	Hess Water Services (2)	Consolidated Results
(in millions)
Revenues and other income
Affiliate services	$510.0	$-	$510.0
Other income	-	-	-
Total revenues and other income	510.0	-	510.0
Costs and expenses			-
Operating and maintenance expenses (exclusive of depreciation shown separately below)	183.3	36.5	219.8
Depreciation expense	103.0	2.8	105.8
Impairment loss	66.7	-	66.7
General and administrative expenses	16.4	1.0	17.4
Total costs and expenses	369.4	40.3	409.7
Income from operations	140.6	(40.3)	100.3
Interest expense, net	18.7	-	18.7
Net income	121.9	(40.3)	81.6
Less: Net income (loss) attributable to net parent investment	-	(40.3)	(40.3)
Net income attributable to Hess Infrastructure Partners LP	$121.9	$-	$121.9

(1) As previously reported.

(2) Results of Hess Water Services from January 1, 2016 through December 31, 2016.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows

	Year Ended December 31, 2018
	Hess Infrastructure Partners LP (1)	Hess Water Services (2)	Consolidated Results
(in millions)
Cash flows from operating activities
Net income	$318.9	$6.6	$325.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	123.0	3.9	126.9
(Gain) loss on sale of property, plant and equipment	(0.6)	-	(0.6)
(Gain) loss on interest rate swaps	(0.4)	-	(0.4)
Amortization of deferred financing costs	5.0	-	5.0
Unit-based compensation	0.9	-	0.9
Changes in assets and liabilities:
Accounts receivable—affiliate	(4.1)	(2.2)	(6.3)
Other current and noncurrent assets	1.9	-	1.9
Accounts payable—trade	2.7	1.3	4.0
Accounts payable—affiliate	(6.4)	-	(6.4)
Accrued liabilities	14.6	2.7	17.3
Other current and noncurrent liabilities	(1.0)	0.1	(0.9)
Net cash provided by (used in) operating activities	454.5	12.4	466.9
Cash flows from investing activities
Payments for equity investments	(67.3)	-	(67.3)
Proceeds from sale of property, plant and equipment	1.6	-	1.6
Additions to property, plant and equipment	(235.6)	(6.3)	(241.9)
Net cash provided by (used in) investing activities	(301.3)	(6.3)	(307.6)
Cash flows from financing activities
Repayments of bank borrowings - term loan	(2.5)	-	(2.5)
Financing costs	(1.0)	-	(1.0)
Distributions to partners	(322.0)	-	(322.0)
Distributions to noncontrolling interest	(74.1)	-	(74.1)
Other contributions from (distributions to) partners	-	(6.1)	(6.1)
Net cash provided by (used in) financing activities	(399.6)	(6.1)	(405.7)
Net increase (decrease) in cash and cash equivalents	(246.4)	-	(246.4)
Cash and cash equivalents at beginning of period	355.7	-	355.7
Cash and cash equivalents at end of period	$109.3	$-	$109.3

(1) As previously reported.

(2) Cash flows of Hess Water Services from January 1,2018 through December 31, 2018.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2017
	Hess Infrastructure Partners LP (1)	Hess Water Services (2)	Consolidated Results
(in millions)
Cash flows from operating activities
Net income	$259.8	$(17.8)	$242.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	113.1	3.4	116.5
(Gain) loss on sale of property, plant and equipment	(4.7)	-	(4.7)
(Gain) loss on interest rate swaps	(1.7)	-	(1.7)
Amortization of deferred financing costs	3.8	-	3.8
Unit-based compensation	0.2	-	0.2
Changes in assets and liabilities:
Accounts receivable—affiliate	(14.0)	(2.9)	(16.9)
Other current and noncurrent assets	1.2	-	1.2
Accounts payable—trade	(16.6)	(0.1)	(16.7)
Accounts payable—affiliate	7.5	-	7.5
Accrued liabilities	2.8	0.4	3.2
Other current and noncurrent liabilities	2.2	(0.1)	2.1
Net cash provided by (used in) operating activities	353.6	(17.1)	336.5
Cash flows from investing activities
Proceeds from sale of property, plant and equipment	12.8	-	12.8
Additions to property, plant and equipment	(136.4)	(7.8)	(144.2)
Net cash provided by (used in) investing activities	(123.6)	(7.8)	(131.4)
Cash flows from financing activities
Proceeds from (repayments of) bank borrowings - revolver	(153.0)	-	(153.0)
Repayments of bank borrowings - term loan	(385.0)	-	(385.0)
Proceeds from issuance of fixed-rate senior notes	800.0	-	800.0
Financing costs	(22.9)	-	(22.9)
Proceeds from issuance of common units of Hess Midstream Partners LP, net of underwriters' discounts	365.5	-	365.5
Cash offering costs	(2.1)	-	(2.1)
Distributions to partners	(100.0)	-	(100.0)
Distributions to noncontrolling interest	(381.2)	-	(381.2)
Other contributions from (distributions to) partners	2.7	24.9	27.6
Net cash provided by (used in) financing activities	124.0	24.9	148.9
Net increase (decrease) in cash and cash equivalents	354.0	-	354.0
Cash and cash equivalents at beginning of period	1.7	-	1.7
Cash and cash equivalents at end of period	$355.7	$-	$355.7

(1) As previously reported.

(2) Cash flows of Hess Water Services from January 1,2017 through December 31, 2017.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2016
	Hess Infrastructure Partners LP (1)	Hess Water Services (2)	Consolidated Results
(in millions)
Cash flows from operating activities
Net income	$121.9	$(40.3)	$81.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	103.0	2.8	105.8
Impairment Loss	66.7		66.7
Amortization of deferred financing costs	3.4	-	3.4
Changes in assets and liabilities:
Accounts receivable—affiliate	3.4	-	3.4
Other current and noncurrent assets	1.7	-	1.7
Accounts payable—trade	(12.6)	2.1	(10.5)
Accounts payable—affiliate	(3.8)	-	(3.8)
Accrued liabilities	2.5	0.2	2.7
Other current and noncurrent liabilities	(3.6)	0.1	(3.5)
Net cash provided by (used in) operating activities	282.6	(35.1)	247.5
Cash flows from investing activities
Additions to property, plant and equipment	(263.4)	(5.2)	(268.6)
Net cash provided by (used in) investing activities	(263.4)	(5.2)	(268.6)
Cash flows from financing activities
Proceeds from (repayments of) bank borrowings - revolver	43.0	-	43.0
Repayments of bank borrowings - term loan	(15.0)	-	(15.0)
Distributions to partners	(49.0)	-	(49.0)
Other contributions from (distributions to) partners	0.2	40.3	40.5
Net cash provided by (used in) financing activities	(20.8)	40.3	19.5
Net increase (decrease) in cash and cash equivalents	(1.6)	-	(1.6)
Cash and cash equivalents at beginning of period	3.3	-	3.3
Cash and cash equivalents at end of period	$1.7	$-	$1.7

(1) As previously reported.

(2) Cash flows of Hess Water Services from January 1,2016 through December 31, 2016.

Note 4.  Hess Midstream Partners LP

We consolidate the activities of Hess Midstream Partners, which is qualified as a variable interest entity (“VIE”) under U.S. GAAP. We have concluded that we are the primary beneficiary of the VIE, as defined in the accounting standards, since we have power, through our 100% ownership of Hess Midstream Partners’ general partner, to direct those activities that most significantly impact the economic performance of Hess Midstream Partners. The conclusion was based on a qualitative analysis that considered the governance structure, the voting rights established between the members which provide us the ability to control the operations of Hess Midstream Partners, and the absence of substantive kick‑out rights or substantive participating rights of limited partners over the general partner.

Hess Midstream Partners has a $300 million senior secured syndicated revolving credit facility, which became available for utilization at completion of the IPO (see Note 9, Debt and Interest Expense). Outstanding borrowings under this credit facility are non‑recourse to HIP LP. As of December 31, 2018, this revolving credit facility was undrawn.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.  Related Party Transactions

We are part of the consolidated operations of Hess, and substantially all of our revenues as shown on the accompanying consolidated statements of operations for the years ended December 31, 2018, 2017 and 2016 were derived from transactions with Hess and its affiliates, although we plan to provide our services to third parties in the future. Hess also provides substantial operational and administrative services to us in support of our assets and operations.

Commercial Agreements

Effective January 1, 2014, we entered into i) gas gathering, ii) crude oil gathering, iii) gas processing and fractionation, iv) storage services, and v) terminal and export services fee‑based commercial agreements with certain subsidiaries of Hess. In addition, for the years ended December 31, 2018 and 2017, Hess Water Services had documented intercompany arrangements with certain subsidiaries of Hess pursuant to which it provided saltwater gathering and disposal services and charged agreed-upon fees per barrel for the services performed. Hess Water Services did not earn any revenues during the year ended December 31, 2016, since at that time, it was part of the integrated operations of Hess and documented intercompany arrangements did not exist that would have provided a fixed and determinable price and evidence of arrangement. As a result, Hess Water Services recognized costs but did not record associated revenues for its operations during the year ended December 31, 2016.

Under our commercial agreements, we provide gathering, compression, processing, fractionation, storage, terminaling, loading, transportation and saltwater disposal services to Hess, for which we receive a fee per barrel of crude oil, barrel of water, Mcf of natural gas, or Mcf equivalent of NGLs, as applicable, delivered during each month, and Hess is obligated to provide us with minimum volumes of crude oil, water, natural gas and NGLs. These agreements also include inflation escalators and fee recalculation mechanisms that allow fees to be adjusted annually.

On September 17, 2018, we amended and restated our gas gathering and gas processing and fractionation agreements with Hess to enable us to provide certain services to Hess in respect of volumes to be delivered to and processed at the LM4 plant. Effective January 1, 2019, Hess will pay us a combined processing fee per Mcf of natural gas, or Mcf equivalent of NGLs, as applicable, for aggregate volumes processed at LM4 and Tioga Gas Plant. Except with regard to a certain gathering sub-system as described below, each of our commercial agreements with Hess retains its initial 10-year term (“Initial Term”) and we have the unilateral right to extend each commercial agreement for one additional 10-year term (“Secondary Term”). The amended and restated gas gathering agreement also extends the Initial Term of the gathering agreement with respect to a certain gathering sub-system by 5 years to provide for a 15-year Initial Term and decreases the Secondary Term for that gathering sub-system by 5 years to provide for a 5-year Secondary Term. In addition, the fee recalculation mechanism continues to apply to the amended and restated agreements and, effective January 1, 2019, will incorporate the revenues received and expected to be received by Hess from sourcing third-party dedicated production in order to further align the interests of us and Hess in promoting the growth of third-party volumes on our Bakken assets.

For the years ended December 31, 2018, 2017 and 2016, approximately 100% of our revenues were attributable to our fee‑based commercial agreements with Hess, including revenues from third‑party volumes contracted with Hess and delivered to us under these agreements. We retain control of our assets and the flow of volumes based on available capacity within our integrated gathering, processing and terminaling systems. Together with Hess, we are pursuing strategic relationships with third‑party producers and other midstream companies with operations in the Bakken in order to maximize our utilization rates.

During the year ended December 31, 2018, we earned $47.5 million of minimum volume shortfall fee payments (2017: $61.6 million, 2016: $36.5 million). In addition, during the year ended December 31, 2018, we recognized, as part of the affiliate revenues, $16.8 million of reimbursements from Hess related to third-party rail transportation costs (2017: $17.0 million, 2016: $31.7 million). Furthermore, during the year ended December 31, 2018, we recognized, as part of affiliate revenues, $36.5 million of reimbursements from Hess related to third‑party saltwater trucking and disposal costs (2017: $5.1 million, 2016: zero). Finally, during the year ended December 31, 2018, we recognized, as part of affiliate revenues, $27.2 million of reimbursements from Hess related to electricity fees (2017: $24.9 million, 2016: $24.1 million). The related third-party rail transportation costs, saltwater trucking and disposal costs and electricity fees were included in Operating and maintenance expenses in the accompanying consolidated statements of operations.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue from contracts with customers on a disaggregated basis was as follows:

	Year Ended December 31,
(in millions)	2018	2017	2016
Oil and gas gathering services	$324.9	$271.6	$212.8
Water gathering and disposal services	50.3	13.9	-
Processing and storage services	251.4	227.3	196.7
Terminaling and export services	85.4	66.7	100.3
Total revenues from contracts with customers	712.0	579.5	509.8
Other income	0.7	-	0.2
Total revenues	$712.7	$579.5	$510.0

Omnibus and Secondment Agreements

We entered into an omnibus agreement with Hess under which we pay Hess on a monthly basis an amount equal to the total allocable costs of Hess’s employees and contractors, subcontractors or other outside personnel engaged by Hess and its subsidiaries to the extent such employees and outside personnel perform operational and administrative services for us in support of our assets, plus a specified percentage markup of such amount depending on the type of service provided, as well as an allocable share of direct costs of providing these services.

We also entered into an employee secondment agreement with Hess under which certain employees of Hess are seconded to our general partner to provide services with respect to our assets and operations, including executive oversight, business and corporate development, unitholder and investor relations, communications and public relations, routine and emergency maintenance and repair services, routine operational services, routine administrative services, construction services, and such other operational, commercial and business services that are necessary to develop and execute the Partnership’s business strategy. On a monthly basis, we pay a secondment fee to Hess that is intended to cover and reimburse Hess for the total costs actually incurred by Hess and its affiliates in connection with employing the seconded employees to the extent such total costs are attributable to the provision of services with respect to the Partnership’s assets and operations.

For the years ended December 31, 2018, 2017 and 2016, we had the following charges from Hess. The classification of these charges between operating and maintenance expenses and general and administrative expenses is based on the fundamental nature of the services being performed for our operations.

	Year Ended December 31,
(in millions)	2018	2017	2016
Operating and maintenance expenses	$50.2	$57.3	$63.2
General and administrative expenses	7.8	6.7	11.4
Total	$58.0	$64.0	$74.6

Prepaid Forward Purchase and Sales Agreement

Prior to the commencement of the joint venture operations, certain of our subsidiaries entered into a Prepaid Forward Purchase and Sales Agreement with Hess in which we received a contractual right to receive 550 crude oil rail cars for an estimated purchase price of $104.1 million. In connection with this agreement, Hess contributed to us $104.1 million, which was subsequently used to prepay the contract for the purchase of the crude oil rail cars from Hess. During the year ended December 31, 2016 we recognized $54.1 million in Property, plant and equipment and in partners’ capital contributions, respectively, in connection with this agreement. As of December 31, 2016, we had received all 550 crude oil rail cars.

Other Related Party Transactions

During the year ended December 31, 2016, Hess contributed to us additional gathering assets for $42.9 million that were recognized in Property, plant and equipment and in partners’ capital contributions, respectively. This contribution did not have any impact on Hess’s ownership interest in us.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.  Property, Plant and Equipment

Property, plant and equipment, at cost, is as follows:

(in millions, except for number of years)	Estimated useful lives	December 31, 2018	December 31, 2017
Gathering assets
Pipelines	22 years	$1,098.1	$976.9
Compressors, pumping stations, and terminals	22 to 25 years	558.9	536.1
Gas plant assets
Pipelines, pipes and valves	22 to 25 years	460.0	460.0
Equipment	12 to 30 years	428.2	428.2
Buildings	35 years	182.3	182.3
Processing and fractionation facilities	25 years	185.5	158.4
Logistics facilities and railcars	20 to 25 years	385.8	371.1
Storage facilities	20 to 25 years	19.5	19.5
Other	20 to 25 years	11.4	9.3
Construction-in-progress	N/A	158.5	73.0
Total property, plant and equipment		3,488.2	3,214.8
Accumulated depreciation		(752.9)	(626.2)
Property, plant and equipment, net		$2,735.3	$2,588.6

Note 7.  Impairment

No impairments of long-lived assets were recorded during the years ended December 31, 2018 and 2017. In 2016, we recorded an impairment charge of $66.7 million to impair older specification rail cars based on estimated salvage values, which approximate fair value and represent a Level 3 fair value measurement as defined under accounting standards. In 2017, we sold 851 of 956 of these older specification rail cars for proceeds of $12.8 million, which resulted in a gain of $4.7 million. In 2018, we sold the remaining older specification rail cars for proceeds of $1.6 million, which resulted in a gain of $0.6 million. The older specification rail cars are reported under Interest and Other (see Note 14, Segments).

Note 8.  Accrued Liabilities

Accrued liabilities are as follows:

(in millions)	December 31, 2018	December 31, 2017
Accrued capital expenditures	$52.4	$23.0
Accrued interest	16.9	4.8
Other accruals	16.3	12.5
Total	$85.6	$40.3

Other current liabilities of $6.8 million represent payables for property and sales and use taxes.

Note 9.  Debt and Interest Expense

Long‑term debt excluding deferred financing costs is as follows:

(in millions)	December 31, 2018	December 31, 2017
Fixed-rate senior notes	$800.0	$800.0
Term Loan A facility	197.5	200.0
Total debt	997.5	1,000.0
Less: current maturities of long-term debt	11.3	2.5
Total long-term debt	$986.2	$997.5

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2018, the maturity profile of total debt, excluding deferred financing costs, was as follows:

(in millions)	Total	2019	2020	2021	2022	2023 and thereafter
Fixed-rate senior notes	$800.0	$-	$-	$-	$-	$800.0
Term Loan A facility	197.5	11.3	15.0	16.2	155.0	-
Total debt (excluding interest)	$997.5	$11.3	$15.0	$16.2	$155.0	$800.0

Fixed‑Rate Senior Notes

In November 2017, we issued $800.0 million of 5.625% fixed‑rate senior notes due in February 2026 to qualified institutional investors. Hess Infrastructure Partners Finance Corporation, a direct wholly owned subsidiary of the Partnership, serves as co‑issuer of the notes, and the notes are guaranteed by certain subsidiaries of the Partnership. Interest is payable semi‑annually on February 15 and August 15. The Partnership used the net proceeds to repay borrowings of $479.8 million under its existing credit facilities, to fund a distribution of $50.0 million to its partners and retained the remaining proceeds for general partnership purposes.

Hess Infrastructure Partners LP Credit Facilities

At December 31, 2018, the Partnership had $800 million of senior secured syndicated credit facilities maturing November 2022, consisting of a $600 million 5-year revolving credit facility and a drawn $200 million 5-year Term Loan A facility. The revolving credit facility can be used for borrowings and letters of credit to fund the Partnership’s operating activities and capital expenditures. The credit facilities are guaranteed by certain of the Partnership’s wholly owned subsidiaries and secured by first‑priority perfected liens on substantially all of the Partnership’s and certain of its wholly owned subsidiaries’ directly owned assets, including its equity interests in certain subsidiaries, subject to customary exclusions. At December 31, 2018, the Partnership’s revolving credit facility was undrawn, and borrowings of $197.5 million, excluding deferred issuance costs, were outstanding under the Partnership’s Term Loan A facility.

Borrowings under the five‑year Term Loan A facility generally bear interest at the London Interbank Offered Rate (LIBOR) plus an applicable margin ranging from 1.55% to 2.50%, while the applicable margin for the five‑year syndicated revolving credit facility ranges from 1.275% to 2.000%. The interest rate is subject to adjustment based on the Partnership’s leverage ratio, which is calculated as total debt to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). If we obtain an investment grade credit rating, as defined in the credit agreement, both of the credit facilities will become unsecured and the guarantees will be released, and the pricing levels will be based on the credit ratings in effect from time to time. The credit facilities contain representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for agreements of this type, including covenants that require the Partnership to maintain a ratio of total debt to EBITDA (as defined in the credit agreement) for the prior four fiscal quarters of no more than 5.0 to 1.0 (5.5 to 1.0 during the specified period following certain acquisitions), and an interest coverage ratio (as defined in the credit agreement) for the prior four fiscal quarters of no less than 2.25 to 1.0. The credit agreement also includes a secured leverage ratio test not to exceed 3.75 to 1.0 for so long as the facilities remain secured. As of December 31, 2018, we were in compliance with these financial covenants.

Hess Midstream Partners LP Revolving Credit Facility

On March 15, 2017, Hess Midstream Partners entered into a four‑year, $300.0 million senior secured revolving credit facility that became available to us upon the closing of Hess Midstream Partners’ IPO on April 10, 2017. The credit facility can be used for borrowings and letters of credit to fund operating activities and capital expenditures of Hess Midstream Partners. Borrowings on the credit facility generally bear interest at LIBOR plus an applicable margin of 1.275%. The interest rate is subject to adjustment based on Hess Midstream Partners’ leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit facility). Facility fees accrue at 0.275% per annum and are paid quarterly. If Hess Midstream Partners obtains credit ratings, pricing levels will be based on Hess Midstream Partners’ credit ratings in effect from time to time. Hess Midstream Partners is subject to customary covenants in the credit agreement, including a financial covenant that generally requires a leverage ratio of no more than 4.5 to 1.0 for the prior four fiscal quarters. As of December 31, 2018, the revolving credit facility remained undrawn. The credit facility is secured by first priority perfected liens on substantially all directly owned assets of Hess Midstream Partners and its wholly‑owned subsidiaries, including equity interests in subsidiaries, subject to certain customary exclusions.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurement

The carrying value of the amounts under the Term Loan A facility at each year end approximated their fair value. At December 31, 2018, outstanding amounts under the fixed-rate senior notes with a carrying value of $787.1 million had a fair value of approximately $779.9 million, based on Level 2 inputs in the fair value measurement hierarchy. At December 31, 2017, outstanding amounts under the fixed-rate senior notes with a carrying value of $784.9 million had a fair value of approximately $827.2 million, based on Level 2 inputs in the fair value measurement hierarchy.

Interest Paid

The total amount of interest paid on all credit facilities, including facility fees, during the year ended December 31, 2018 was $42.7 million (2017: $18.8 million, 2016: $15.8 million).

Note 10.  Partners’ Capital

The partners’ capital accounts of HIP consist of 50% limited partner interests, each held directly by Hess and GIP. Our general partner is Hess Infrastructure Partners GP LLC that has a non-economic interest in us and is not entitled to any cash distributions or net income (loss) allocations, nor is it required to make any capital contributions to the Partnership.

Net Income (Loss) Allocations

Pursuant to our partnership agreement, net income (loss) is allocated to our limited partners pro rata based on their respective percentage interests in the Partnership. However, to the extent there are positive or negative variances greater than 5% between the operating expense estimates as used in determination of tariffs under the tariff arrangements and actual operating and maintenance expenses with respect to any calendar year, such variances are allocated to the limited partner interest held by Hess with an equal and offsetting amount allocated to the limited partner interest held by GIP, before the allocation of the remaining net income loss pro rata amongst all limited partner interests. For the year ended December 31, 2018, net income allocations included $3.6 million of such operating expense variances allocated to Hess and $(3.6) million allocated to GIP, respectively, as reflected in the accompanying consolidated statements of changes in partners’ capital (2017: $(4.2) million and $4.2 million, respectively; 2016: $6.6 million and $(6.6) million, respectively).

Cash Distributions

Pursuant to HIP LP and Hess Midstream Partners’ partnership agreements, within 45 days after the end of each quarter, we distribute all of our available cash (as defined in the partnership agreements) to the limited partners of record on the applicable date. The following table details the distributions paid during the years ended December 31, 2018, 2017 and 2016:

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions) Type of Distributions	Period	Distributions to Hess Corporation	Distributions to GIP	Distributions to Noncontrolling Interest	Total Distributions
HIP LP Distributions	Third Quarter 2016	$26.1	$22.9	$-	$49.0
HIP LP Special Partner Distributions	Second Quarter 2017	$-	$-	$349.5	$349.5
HIP LP Distributions	Second Quarter 2017	$27.1	$22.9	$-	$50.0
Hess Midstream Partners Quarterly Distributions	Second Quarter 2017(1)	$-	$-	$14.8	$14.8
HIP LP Distributions	Third Quarter 2017	$25.0	$25.0	$-	$50.0
Hess Midstream Partners Quarterly Distributions	Third Quarter 2017	$-	$-	$16.9	$16.9
Hess Midstream Partners Quarterly Distributions	Fourth Quarter 2017	$-	$-	$17.5	$17.5
Hess Midstream Partners Quarterly Distributions	First Quarter 2018	$-	$-	$18.2	$18.2
Hess Midstream Partners Quarterly Distributions	Second Quarter 2018	$-	$-	$18.8	$18.8
Hess Midstream Partners Quarterly Distributions	Third Quarter 2018	$-	$-	$19.5	$19.5
HIP LP Distributions	Fourth Quarter 2018	$160.0	$162.0	$-	$322.0
Hess Midstream Partners Quarterly Distributions	Fourth Quarter 2018(2)	$-	$-	$20.2	$20.2

(1)

The distribution for the second quarter 2017 was prorated from the closing of the Partnership’s IPO on April 10, 2017 and equated to the minimum quarterly distribution of $0.3000 per unit on a full quarter basis.

(2)	For more information, see Note 16, Subsequent Events.

Note 11.  Unit-Based Compensation

In connection with its IPO, Hess Midstream Partners adopted the Hess Midstream Partners LP 2017 Long‑Term Incentive Plan (the “LTIP”). Awards under the LTIP are available for officers, directors and employees of Hess Midstream Partners’ general partner or its affiliates, and any individuals who perform services for Hess Midstream Partners. The LTIP provides Hess Midstream Partners with the flexibility to grant unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit‑based awards. The LTIP initially limits the number of common units that may be delivered pursuant to vested awards to 3,000,000 common units.

Under the LTIP, Hess Midstream Partners granted awards of phantom units with distribution equivalent rights to certain officers, employees and directors. These phantom units and distribution equivalent rights vest ratably over a three‑year period  for officers and employees, and vest after one year for directors. Each phantom unit represents the right to receive one of our common units upon vesting (or an equivalent amount of cash). Cash distributions on the phantom units accumulate and are paid upon vesting. Fair value of phantom units is based on the fair value of Hess Midstream Partners’ common units on the grant date.

Unit‑based award activity for the year ended December 31, 2018 was as follows:

	Number of Units	Weighted Average Award Date Fair Value
Outstanding and unvested units at December 31, 2017	44,127	$22.85
Granted	90,594	20.51
Forfeited	(3,107)	21.73
Vested	(17,377)	22.63
Outstanding and unvested units at December 31, 2018	114,237	$21.06

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions)	2018	2017	2016
Fair value of units granted	$1.9	$1.0	*
Fair value of units vested	$0.4	$-	*

* Information is not applicable for the period prior to Hess Midstream Partners’ IPO on April 10, 2017.

During the year ended December 31, 2018, we recognized compensation expense related to the outstanding awards of $0.9 million (2017: $0.2 million, 2016: zero). As of December 31, 2018, $1.6 million of compensation cost related to our unvested phantom units awarded under the LTIP remains to be recognized over an expected weighted-average period of 1.9 years.

Note 12.  Concentration of Credit Risk

Hess represented approximately 100% of our total revenues and accounts receivable for the years ended December 31, 2018, 2017 and 2016.

Note 13.  Commitments and Contingencies

Environmental Contingencies

The Partnership is subject to federal, state and local laws and regulations relating to the environment. As of December 31, 2018, our reserve for estimated remediation liabilities included in Accrued liabilities and Other noncurrent liabilities was $0.6 million and $2.0 million, respectively. As of December 31, 2017, we had $1.0 million and $2.4 million, respectively.

Legal Proceedings

As of December 31, 2018 and 2017, we did not have material accrued liabilities for any legal contingencies. Based on currently available information, we believe it is remote that the outcome of known matters would have a material adverse impact on our financial condition, results of operations or cash flows.

Lease and Purchase Obligations

We enter into certain lease and purchase commitments in connection with ongoing business activities. As of December 31, 2018, we have future minimum lease payments of $0.2 million for the year ended December 31, 2019 and $0.3 million for the years thereafter.  In addition, as of December 31, 2018, we have unconditional purchase commitments of $12.7 million for the year ending December 31, 2019 and none for the years thereafter.

Note 14.  Segments

Our operations are located in the United States and are organized into three reportable segments: (1) gathering, (2) processing and storage and (3) terminaling and export. Our reportable segments comprise the structure used by our Chief Operating Decision Maker (“CODM”) to make key operating decisions and assess performance. These segments are strategic business units with differing products and services. Our CODM evaluates the segments’ operating performance based on multiple measures including Adjusted EBITDA, defined as earnings before interest, income tax, depreciation and amortization, as further adjusted for other non‑cash, non‑recurring items, if applicable.

Gathering. Our gathering segment consists of the following assets:

•

Natural Gas Gathering and Compression. A natural gas gathering and compression system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota connecting Hess and third‑party owned or operated wells to the Tioga Gas Plant, Little Missouri 4 gas processing plant, when completed, and third‑party pipeline facilities. The system also includes the Hawkeye Gas Facility, which was placed into service during the first quarter of 2017.

•

Crude Oil Gathering. A crude oil gathering system located primarily in McKenzie, Williams, and Mountrail Counties, North Dakota, connecting Hess and third‑party owned or operated wells to the Ramberg Terminal Facility and the Johnson’s Corner Header System. The system also includes the Hawkeye Oil Facility that was placed into service during the fourth quarter of 2017.

•	Saltwater Gathering and Disposal. A saltwater gathering system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota.

Processing and Storage. Our processing and storage segment consists of the following assets:

•	Tioga Gas Plant (TGP). A natural gas processing and fractionation plant located in Tioga, North Dakota.
•	Mentor Storage Terminal. A propane storage cavern and rail and truck loading and unloading facility located in Mentor, Minnesota.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•

Equity Investment in Little Missouri 4 (LM4) Joint Venture. A 50% equity method investment in LM4 joint venture that owns a natural gas processing plant located in McKenzie County, North Dakota, which was still under construction as of December 31, 2018.

Terminaling and Export. Our terminaling and export segment consists of the following assets:

•

Ramberg Terminal Facility. A crude oil pipeline and truck receipt terminal located in Williams County, North Dakota that is capable of delivering crude oil into an interconnecting pipeline for transportation to the Tioga Rail Terminal and to multiple third‑party pipelines and storage facilities.

•

Tioga Rail Terminal. A crude oil and natural gas liquids (“NGL”) rail loading terminal in Tioga, North Dakota that is connected to the Tioga Gas Plant, the Ramberg Terminal Facility and our crude oil gathering system.

•

Crude Oil Rail Cars. A total of 550 crude oil rail cars, constructed to the most recent DOT‑117 safety standards, which we operate as unit trains consisting of approximately 100 to 110 crude oil rail cars.

•

Johnson’s Corner Header System. An approximately six‑mile crude oil pipeline header system located in McKenzie County, North Dakota that receives crude oil by pipeline from Hess and third parties and delivers crude oil to third‑party interstate pipeline systems. The Johnson’s Corner Header System commenced operations in the third quarter of 2017.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables reflect certain financial data for each reportable segment. The acquisition of Hess Water Services caused a change in composition of reportable segments and, as a result, the corresponding items of segment information for earlier periods have been restated:

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
(in millions)
For the Year Ended December 31, 2018
Revenues and other income	$375.2	$251.4	$86.1	$-	$712.7
Net income (loss)	199.6	148.8	36.1	(59.0)	325.5
Net income (loss) attributable to Hess Infrastructure Partners LP	155.1	118.8	29.1	(53.4)	249.6
Depreciation expense	67.2	43.9	15.8	-	126.9
Interest expense, net	-	-	-	53.3	53.3
Gain on sale of property, plant and equipment	-	-	-	0.6	0.6
Adjusted EBITDA	266.8	192.7	51.9	(6.3)	505.1
Capital expenditures	257.0	10.0	4.3	-	271.3
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
(in millions)
For the Year Ended December 31, 2017
Revenues and other income	$285.5	$227.3	$66.7	$-	$579.5
Net income (loss)	132.1	123.8	14.4	(28.3)	242.0
Net income (loss) attributable to Hess Infrastructure Partners LP	127.2	105.3	12.0	(25.1)	219.4
Depreciation expense	57.8	43.6	15.1	-	116.5
Interest expense, net	-	-	-	25.8	25.8
Gain on sale of property, plant and equipment	-	-	-	4.7	4.7
Adjusted EBITDA	189.9	167.4	29.5	(7.2)	379.6
Capital expenditures	77.8	15.9	24.6	-	118.3
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
(in millions)
For the Year Ended December 31, 2016
Revenues and other income	$212.8	$196.7	$100.3	$0.2	$510.0
Net income (loss)	56.6	92.7	16.7	(84.4)	81.6
Net income (loss) attributable to Hess Infrastructure Partners LP	96.9	92.7	16.7	(84.4)	121.9
Depreciation expense	42.7	44.0	15.8	3.3	105.8
Impairment loss	-	-	-	66.7	66.7
Interest expense, net	-	-	-	18.7	18.7
Adjusted EBITDA	99.3	136.7	32.5	4.3	272.8
Capital expenditures	216.2	35.4	21.2	-	272.8

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total assets for the reportable segments are as follows:

	December 31, 2018	December 31, 2017
(in millions)
Gathering	$1,544.0	$1,351.5
Processing and Storage(1)	1,008.6	972.6
Terminaling and Export	320.2	330.1
Interest and Other	118.4	368.2
Total assets	$2,991.2	$3,022.4
(1) Includes $67.3 million of investment in equity method investees

Note 15.  Financial Risk Management Activities

In the normal course of our business, we are exposed to market risks related to changes in interest rates. Financial risk management activities include transactions designed to reduce risk by reducing our exposure to interest rate movements. Interest rate swaps may be used to convert interest payments on certain long‑term debt from floating to fixed rates.

As of December 31, 2018 and 2017, there were no outstanding interest rate swaps designated as cash flow hedges.  During 2017, we entered into interest rate swaps with gross notional amounts totaling $552.5 million to convert interest payments on certain long‑term debt from floating to fixed rates before settling these instruments as part of the refinancing that occurred later in the year. See Note 9, Debt and Interest Expense. In 2017, the change in fair value of interest rate swaps was an increase to assets of $3.3 million and the cash settlement was $3.1 million. At December 31, 2018, deferred income in Accumulated other comprehensive income in connection with the settled instruments was $1.2 million, of which $0.8 million will be reclassified into earnings during the next 12 months.

Note 16. Income Taxes

We are not a separate taxable entity for U.S. Federal and state income tax purposes; therefore, we do not provide for income tax benefit or expense.  Each partner is subject to income taxes on its share of the partnership’s earnings.

On March 1, 2019, we acquired Hess Water Services (see Note 3, Acquisitions). For the periods prior to March 1, 2019, Hess Water Services was included in the consolidated income tax returns of Hess. The provision for Hess Water Services’ income taxes and income tax assets and liabilities were determined as if it was a standalone taxpayer for all periods presented and is included in our retrospectively recast financial statements. Deferred income taxes are determined using the liability method and reflect temporary differences between the financial statement carrying amount and income tax basis of assets and liabilities recorded using the statutory income tax rate. Regular assessments are made of the likelihood of those deferred tax assets being realized. If it is more likely than not that some or all of the deferred tax assets will not be realized, a valuation allowance is recorded to reduce the deferred tax assets to the amount expected to be realized. For the periods following March 1, 2019, Hess Water Services is not taxable itself and is not part of a separate taxable entity; therefore, no income tax provision is recognized. All of the income before income taxes for the years presented was earned in the United States.

The difference between the effective income tax rate and the U.S. statutory rate is reconciled below:

	Year Ended December 31,
	2018	2017	2016
U.S. statutory rate	21.0%	35.0%	35.0%
State income taxes, net of federal income tax	3.7	2.6	2.6
Change in enacted tax laws	-	(25.7)	-
Valuation allowance	(24.7)	(11.9)	(37.6)
Effective rate	-%	-%	-%

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of deferred tax assets and liabilities for Hess Water Services are as follows:

	December 31,
	2018	2017
(in millions)
Deferred tax liabilities
Property, plant and equipment	$10.7	$9.5
Total deferred tax liabilities	10.7	9.5
Deferred tax assets
Net operating loss carryforwards	16.9	17.5
Asset retirement obligations	0.2	0.1
Total deferred tax assets	17.1	17.6
Valuation allowance	(6.4)	(8.1)
Total deferred tax assets, net of valuation allowance	10.7	9.5
Net deferred tax assets (liabilities)	$-	$-

The net accounting losses and deferred tax position presented in the table above represent the results of Hess Water Services as if it were a stand-alone entity since 2016. The related activity was included in Hess’s federal and state income tax returns and the related attributes are not available on income tax filings of HIP LP and it partners. Hess Water Services is in a three-year cumulative loss position at the end of 2018 and 2017, which constitutes objective negative evidence to which accounting standards require we assign significant weight relative to subjective estimates, such as income projections. As a result, a full valuation allowance is maintained against net deferred tax assets of Hess Water Services.

Note 17.  Subsequent Events

We have evaluated subsequent events through October 4, 2019, the date the accompanying consolidated financial statements were available to be issued, and determined the following subsequent events:

On January 24, 2019, the board of directors of Hess Midstream Partners’ general partner declared a quarterly cash distribution of $0.3701 per common and subordinated unit for the quarter ended December 31, 2018, an increase of 15% compared with the quarter ended December 31, 2017.  The distribution was paid on February 13, 2019 to unitholders of record as of the close of business on February 4, 2019.

On March 1, 2019, HIP LP acquired Hess’s existing Bakken water services business for $225 million in cash. The transaction was accounted for as a business combination of entities under common control with retrospective recast of the previously reported financial information (see Note 3, Acquisitions). In connection with this acquisition, we entered into long-term fee-based water services agreements with certain subsidiaries of Hess effective January 1, 2019, under which we provide saltwater gathering and disposal services to Hess and Hess is obligated to provide us with minimum volumes based on dedicated production.  These agreements also include inflation escalators and fee recalculation mechanisms that allow fees to be adjusted annually. The initial term for the water services agreements is 14 years and we have the unilateral right to extend these agreements for one additional 10 year term.

On March 22, 2019, our subsidiary, Hess North Dakota Pipelines LLC acquired the crude oil and gas gathering assets of Summit Midstream Partners’ Tioga Gathering System for cash consideration of approximately $60 million, with the potential for an additional $7 million of contingent payments in future periods subject to certain future performance metrics. In addition, HIP LP separately acquired the water gathering assets of the Tioga System from Summit Midstream Partners for cash consideration of approximately $30 million, with the potential for an additional $3 million of contingent payments in future periods subject to certain future performance metrics. The transaction was accounted for as an asset acquisition.

On April 25, 2019, the board of directors of Hess Midstream Partners’ general partner declared a quarterly cash distribution of $0.3833 per common and subordinated unit for the quarter ended March 31, 2019, an increase of 15% compared with the quarter ended March 31, 2018. The distribution was paid on May 14, 2019, to unitholders of record as of the close of business on May 3, 2019.

  On July 25, 2019, the board of directors of Hess Midstream Partners’ general partner declared a quarterly cash distribution of $0.3970 per common and subordinated unit for the quarter ended June 30, 2019, an increase of 15% compared with the quarter ended June 30, 2018. The distribution was paid on August 13, 2019, to unitholders of record as of the close of business on August 5, 2019.

HESS INFRASTRUCTURE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In July 2019, the operator, Targa Resources Corp., completed construction of LM4 and introduced first gas into the plant.